Exhibit 99.9

ESCROW AGREEMENT

This Agreement is effective as of the 30th day of January, 2014 by and among Walker Digital, LLC (the “Seller”), Broadband Capital Management, LLC, a New York limited liability company, as agent (the “Agent”) for the purchasers whose names are set forth on Exhibit A to the Subscription, Purchase and Investment Agreement described below (the “Purchasers”) and Loeb & Loeb LLP (the “Escrow Agent”):

W I T N E S S E T H:

WHEREAS, the Seller and the Purchasers are entering into a Subscription, Purchase and Investment Agreement (the “Subscription, Purchase and Investment Agreement”), pursuant to which the Seller shall offer and sell to the Purchasers shares of common stock (the “Common Stock”), $.001 par value per share (the “Shares”) of Patent Properties, Inc. (f/k/a GlobalOptions Group, Inc.), a Delaware corporation (the “Issuer”) in an offering (the “Offering”) for an aggregate purchase price of no less than $15,000,000 (the “Escrow Funds”); and

WHEREAS, the Parties hereto require the Escrow Funds to be delivered to the Escrow Agent, to be held in escrow and released by the Escrow Agent in accordance with the terms and conditions of this Agreement; and

WHEREAS, the Escrow Agent is willing to serve as escrow agent pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, the Parties agree as follows:

ARTICLE I

INTERPRETATION

1.1. Definitions. Whenever used in this Agreement, the following terms shall have the following respective meanings:

•	“Agreement” means this Agreement and all amendments made hereto and thereto by written agreement between the Parties;

•	“Closing Date” shall have the meaning set forth in Section 1(a) of the Subscription, Purchase and Investment Agreement;

•	“Parties” shall collectively mean the the Seller, the Escrow Agent and Agent;

ARTICLE II

DELIVERIES TO THE ESCROW AGENT AND RESPONSIBILITIES OF THE ESCROW AGENT

2.1. Appointment of Escrow Agent. The Seller and the Agent hereby appoint Loeb & Loeb LLP as escrow agent in accordance with the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment.

2.2. Establishment of the Bank Account. The Escrow Agent shall establish a non-interest-bearing bank account at the branch of the bank selected by the Escrow Agent (heretofore defined as the “Bank Account”). The purpose of the Bank Account is for (a) the deposit of the Escrow Funds, and (b) the disbursement of the Escrow Funds, all as described herein.

2.3 Receipt of Escrow Funds. The Escrow Agent shall, at the end of each business day during the term of this Agreement, provide the parties hereto with a schedule that includes an update of all Escrow Funds received as of each such date (the “Schedule”).

2.4 Delivery of Escrow Funds.

(a) Each Purchaser shall deliver to the Escrow Agent such Purchaser’s respective purchase price of the Shares as set forth in Exhibit A attached to the Subscription, Purchase and Investment Agreement. The purchase price shall be delivered to the Escrow Agent pursuant to the wire transfer instructions set forth on Exhibit A attached hereto. All Escrow Funds received on or prior to the Closing Date (provided that the Minimum Offering Amount has been achieved) shall be released in accordance with the instructions set forth in Section 3.1(a) of this Agreement.

ARTICLE III

RELEASE OF ESCROW FUNDS

3.1. Release of Escrow. The Escrow Agent shall release the Escrow Funds:

(a) Upon receipt by the Escrow Agent of joint written instructions (“Instructions”) on the Closing Date signed by the Seller and the Agent as hereinafter set forth, the Escrow Agent shall deliver the Escrow Funds being held in the escrow account as of the Closing Date, in accordance with the terms of the Instructions, which Instructions shall include the delivery to the Seller of the Escrow Funds, after deduction from the Escrow Funds of (i) all fees and disbursements incurred by Escrow Agent, including with respect to its fees and disbursements resulting from its representation of Seller and the Issuer and (ii) disbursement of legal fees to Sichenzia Ross Friedman Ference LLP, the Purchasers’ legal counsel, in the amount and pursuant to the wire instructions set forth on Exhibit B, attached hereto. The placement agent’s commission shall be delivered to the Agent pursuant to the wire instructions set forth on Exhibit B attached hereto, and the remaining Escrow Funds shall be delivered to the Seller pursuant to the wire instructions set forth on Exhibit C. All Instructions executed by the Agent must be signed by Michael Rapoport or Philip Wagenheim.

(b) In the event that the Minimum Offering Amount is not reached by February 14, 2014, upon the receipt of Instructions by the Issuer and the Agent, the Escrow Agent shall return the Escrow Funds received as of such date to the respective Purchasers in accordance with such Instructions.

ARTICLE IV

CONCERNING THE ESCROW AGENT

4.1. The Escrow Agent’s duties hereunder may be altered, amended, modified or revoked only by a writing signed by parties hereto. The Escrow Agent shall have no duties, responsibilities or obligations as the Escrow Agent except those which are expressly set forth herein, and in any modification or amendment hereof to which the Escrow Agent has consented in writing, and no duties, responsibilities or obligations shall be implied or inferred. Without limiting the foregoing, the Escrow Agent shall not be subject to, nor be required to comply with, or determine if any person or entity has complied with, the Subscription, Purchase and Investment Agreement or any other agreement between or among the parties hereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement;

4.2. The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying, acting or refraining from acting on any written notice, instruction, direction, request, instrument or other communication, paper or document believed by the Escrow Agent to be genuine and to have been signed or presented by the proper party or parties, and shall have no duty to inquire into or investigate the validity, accuracy or content of any thereof. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it hereunder as the Escrow Agent while acting in the absence of gross negligence, fraud or willful misconduct (as each is determined by a final, non-appealable judgment of a court of competent jurisdiction). In no event shall the Escrow Agent be (A) liable for acting in accordance with a notice, instruction, direction, request or other communication, paper or document from the Seller, Issuer or the Agent or (B) liable or responsible for special, punitive, indirect, consequential or incidental loss or damages of any kind whatsoever to any person or entity (including without limitation lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage.

4.3. The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree, the Escrow Agent shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

4.4. The Escrow Agent shall act hereunder as an escrow agent only and shall not be responsible or liable in any matter whatever for the sufficiency, collection, correctness, genuineness or validity of any revenues, cash, payments, securities, property, funds, investments, dividends, distributions, interest, income, earnings or other amounts deposited with or held by it or be liable in any respect on account of the identity, authorization or rights of the parties executing or delivering or purporting to execute or deliver any documents or papers deposited or called for thereunder in the absence of gross negligence, fraud or willful misconduct (as each is determined by a final, non-appealable judgment of a court of competent jurisdiction).

4.5. The Escrow Agent shall be entitled to employ such legal counsel (who may be a counsel to a party hereto or an employee of the Escrow Agent) and other experts as the Escrow Agent may deem necessary to properly advise the Escrow Agent in connection with the Escrow Agent’s duties hereunder, and shall be fully protected in taken, suffering or omitting to take any action in reliance upon the advice of such counsel.

4.6. The Escrow Agent’s responsibilities as escrow agent hereunder shall terminate if the Escrow Agent shall resign by giving written notice to the other parties hereto. In the event of any such resignation, such other parties shall appoint a successor Escrow Agent and the Escrow Agent shall deliver to such successor Escrow Agent any escrow funds and other documents held by the Escrow Agent. Any person or entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any person or entity resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any person or entity to which substantially all the stock transfer business of the Escrow Agent may be transferred, shall automatically be the Escrow Agent under this Agreement without further act.

4.7. If the Escrow Agent requires other or further instruments in connection with this Agreement or its obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments. The Escrow Agent shall not take instructions or directions except those given in accordance with this Agreement.

4.8 The Escrow Agent may execute or perform any duty, responsibility or obligation hereunder either directly or through agents, attorneys, accountants or other experts.

4.9 The Escrow Agent may represent, or engage or be interested in any financial or other transaction with, the Seller, Issuer or any other party hereto or affiliate thereof, and may take such action in connection therewith for such party or any affiliate thereof, as freely as if it were not the Escrow Agent hereunder. The Escrow Agent has acted as legal counsel the Seller and the Issuer in connection with the transactions contemplated by the Subscription, Purchase and Investment Agreement and may continue to act as legal counsel for the Seller, Issuer and Agent from time to time, notwithstanding its duties as the Escrow Agent hereunder. Each party hereto and the Agent on behalf of the Purchasers consents to the Escrow Agent acting in such capacity as legal counsel for the Seller and the Issuer and waives any claim that such representation represents a conflict of interest on the part of the Escrow Agent. Each party hereto and the Agent on behalf of the Purchasers understands that the Escrow Agent is relying explicitly on the foregoing provision in entering into this Escrow Agreement.

4.10 The Escrow Agent shall not be obligated to expand or risk its own funds or to take any action which it believes would expose it to expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity satisfactory to it. To the extent that the Escrow Agent becomes liable for the payment of taxes, including withholding taxes, in respect of income derived from the investment of the Escrowed Funds, or any payment made hereunder, the Escrow Agent may pay such taxes; and the Escrow Agent may withhold from any payment of the Escrowed Funds such amount as the Escrow Agent estimates to be sufficient to provide for the payment of such taxes not yet paid, and may use the sum withheld for that purpose. The Escrow Agent shall be indemnified and held harmless against any liability for taxes and for any penalties in respect of taxes, on such investment income or payments in the manner provided in Section 4.14.

4.11 The Escrow shall not incur any liability for not performing any act, duty, obligation or responsibility by reason of any occurrence beyond the control of the Escrow Agent (including without limitation any act or provision of any present or future law or regulation or governmental authority, any act of God, war, civil disorder or failure of any means of communication).

4.12 The Escrow Agent shall not be called upon to advise any person or entity as to any investments with respect to any security, property or funds held in escrow hereunder or the dividends, distributions, income, interest or earnings thereon.

4.13. In the event the Escrow Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Escrow Agent hereunder, Escrow Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to any other party to this Agreement for refraining from taking such action. It is understood and agreed that should any dispute or conflicting claim arise with respect to the Agreement, the Escrow Account, or the delivery and/or ownership or right of possession of the documents or the Escrowed Funds held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed in the Escrow Agent’s sole discretion (I) to initiate an action in interpleader or another appropriate action, suit or proceeding in a court of competent jurisdiction seeking to resolve such dispute or claims and/or (ii) to refrain from complying with any claim, notice, instruction, direction, request or other communication, paper or document and to retain in the Escrow Agent’s possession without liability to anyone all or any part of said documents or the Escrowed Funds and/or (iii) to deliver the Escrowed Funds to a state or Federal court having competent subject matter jurisdiction and located in the City of New York, Borough of Manhattan, in accordance with the applicable procedure therefore. The Escrow Agent shall be fully protected and shall not be liable in any way to the Company or the Agent or any other person or entity for failure or refusal to comply with such conflicting claims, notices, instructions, directions, requests, communications, papers or documents until the Escrow Agent is satisfied, in its sole discretion, that such conflicting claims, notices, instructions, directions, requests, communications, papers or documents have been definitively determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent.

4.14. Each of the Seller and the Agent hereby jointly and severally agrees to indemnify, defend, protect, save and hold harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, managers, attorneys, accountants, experts, partners, employees, agents and representatives (collectively, the “Indemnitees”) from any and all losses, damages, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, claims, liabilities, costs or expenses, including without limitation reasonable fees and disbursements of counsel (collectively, “Losses”), that may be imposed on, incurred by or asserted against any Indemnitee, at any time, and in any way arising from or relating to the execution, delivery or performance of this Agreement, the enforcement of any rights or remedies under or in connection with this Agreement, the establishment of the Escrow Account, the acceptance or administration of the Escrowed Funds and any payment, transfer or other application of securities, property or funds pursuant to this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee except to the extent such Loss shall have been determined by final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, fraud or willful misconduct of the Escrow Agent. The obligations contained in this Section 4.14 shall survive the termination of this Agreement.

ARTICLE V

GENERAL MATTERS

5.1 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

5.2 Assignment and Modification. This Agreement and the rights and obligations hereunder of any of the parties hereto may not be assigned without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. No other person will acquire or have any rights under, or by virtue of, this Agreement. No portion of the Escrow Funds shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Agreement. This Agreement may be changed or modified only in writing signed by the Seller, the Agent and the Escrow Agent. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver. No waiver by any party with respect to any condition, default or breach of covenant hereunder shall be deemed to extend to any prior or subsequent condition, default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

5.3 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

5.4 Attorneys’ Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees from the other party, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

5.5. Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto with respect to the Escrow Funds and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties relating to the Escrow Funds. There are no warranties, representations and other agreements made by the Parties in connection with the subject matter hereof.

5.6 Extended Meanings. In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders. The word “person” includes an individual, body corporate, partnership, trustee or trust or unincorporated association, executor, administrator or legal representative.

5.7. Law Governing this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Each party hereto agrees to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party (which shall be the party which receives an award most closely resembling the remedy or action sought) shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

5.8. Specific Enforcement, Consent to Jurisdiction. Each of the parties hereto acknowledges and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injuction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity. Subject to Section 5.8 hereof, each of the parties hereto hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

5.9 Termination. This Escrow Agreement shall terminate upon the earlier of the (i) release of all of the Escrow Funds or (ii) the Closing Date.

5.10. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

(a)	If to the Seller, to:

Walker Digital, LLC

Two High Ridge Park

Stamford, CT 06905

Attn: Gary Greene

E-mail: gary.greene@walkerdigital.com

(b)	If to the Agent, to:

Broadband Capital Management, LLC

712 Fifth Avenue, 22 Floor

New York, NY 10019

Fax: (212) 759-2020

Attn: Philip Wagenheim

E-mail: pwaggs@broadbandcapital.com

(c)	If to the Escrow Agent by telecopier and email only, to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attn: Mitchell S. Nussbaum, Esq.

Fax: 212-407-4990

E-mail: mnussbaum@loeb.com

or to such other address as any of them shall give to the others by notice made pursuant to this Section 5.10.

5.11. Invalidity. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.

[the following page is the signature page]

IN WITNESS WHEREOF, the Parties have caused this Escrow Agreement to be duly executed as of the day and year first above written.

WALKER DIGITAL, LLC

By:	/s/ Jay Walker
Name:
Title:

LOEB & LOEB LLP

By:	/s/ Norwood P. Beveridge, Jr.
Name:	Norwood P. Beveridge, Jr.
Title:	Partner

BROADBAND CAPITAL MANAGEMENT LLC

By:	/s/ Philip Wagenheim
Name:	Philip Wagenheim
Title:	Vice Chairman